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                                                                      EXHIBIT 15


July 31, 2000

The Board of Directors
Spalding Holdings Corporation
Chicopee, Massachusetts


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Spalding Holdings Corporation and subsidiaries (the "Company") for the fiscal periods ended July 1, 2000 and July 3, 1999, as indicated in our report dated July 24, 2000; because we did not perform an audit, we expressed no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000, is incorporated by reference in Registration Statements No. 333-11340 on Form S-8, No. 333-20463 on Form S-8 and No. 333-31154 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Hartford, Connecticut



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